Exhibit 99.1

Contacts:   Dewey M. Moore, Jr.
            Chief Executive Officer
            Rushmore Financial Group, Inc.
            972-450-6000



For Immediate Release
---------------------


          RushTrade(R) Group Reports Trade Volume for January Up 12.5%,
               As Month over Month, Double-Digit Growth Continues

DALLAS, TEXAS (February 2, 2004) - Rushmore Financial Group, Inc., dba RushTrade(R)Group, (OTC. BB: "RFGI") announced today its trade volume report for the month of January 2004. RushTrade Securities, Inc., the Company's broker/dealer subsidiary reports continued growth in Customer Accounts, Trade Volume, Customer Account Assets and Revenue.

RushTrade Securities, Inc. reported the number of trades processed increased from 16,311 in December to 18,362 in January, an increase of 12.5%, with the total number of shares traded increasing from 47,055,892 in December to 69,948,879 in January, an increase of more than 48%.

RushTrade Securities, Inc. reported that customer account assets increased from $40,785,861 to $42,907,888 in the month of January, an increase of 5.3% and the number of customer accounts increased to 1,465 in January, up from 1,315 as of December 31, 2003, an increase of over 11%. More than one-half of new accounts are subscribing to the new RushTrade Direct Plus and Direct Pro software platforms.

Additional news articles, reports, recent press releases and other information about RushTrade Group and its RushTrade Direct Plus and Direct Pro software products can be accessed at www.rushtrade.com.

About RushGroup

RushGroup Technologies, Inc., the Company's financial technology development subsidiary, has developed and operates proprietary real-time portfolio management software applications, order management systems, direct access trading software and data center. Utilizing a number of proprietary technologies and its exclusive Direct Access Routing Technology (DART(TM)), RushGroup offers real-time market data platforms and Direct Access Trading software products to meet the needs of active online investors, semi-professional traders and institutional portfolio managers and traders.

About RushTrade(R)

RushTrade Securities, Inc, a wholly owned subsidiary of the Company and a fully disclosed introducing broker/dealer, member NASD and SIPC, offers securities and online brokerage services to its retail customers utilizing RushGroup's software products. RushTrade Securities, Inc. customer trades are cleared through and customer accounts are held at Penson Financial Services, Inc. RushTrade Securities, Inc. customer accounts are self-directed and RushTrade does not provide advice or make trade recommendations.

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The Company is headquartered in Dallas,  Texas and its common stock is traded on the OTC.BB Market under the symbol "RFGI". For more information about RushTrade and the RushGroup products, please visit www.RushTrade.com.

       This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.


     For further information, please contact D. M. Rusty Moore at (972) 450-6000







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